                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Frank L. Hohmann III, has authorized and designated James M. Froisland to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto)
that the undersigned has been and may be required to file with the U. S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Material Sciences Corporation. The authority of
James M. Froisland under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Material Sciences Corporation, unless earlier revoked in writing. The undersigned acknowledges that James M.
Froisland is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: 27.Sep 06                         /s/ Frank L. Hohmann III
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                                        Frank L. Hohmann III